ASSIGNMENT, ASSUMPTION AND CONSENT


This Assignment, Assumption and Consent Agreement (this "Agreement") is made and entered into effective as of October 31, 2002 ("Effective Date"), by and among CAPITAL MORTGAGE MANAGEMENT, INC., a Delaware corporation ("Manager"), PRINCIPAL CAPITAL INCOME INVESTORS, LLC ("Assignor") and PRINCIPAL GLOBAL INVESTORS, LLC ("Assignee").

                                   WITNESSETH

     WHEREAS, the Manager and Principal Capital Management, LLC ("Principal Capital") entered into an Investment Subadvisory Agreement (the "Subadvisory Agreement"), effective as of June 1, 2000, whereby Principal Capital Management, LLC agreed to become the subadviser to Builders Fixed Income Fund, Inc. (the "Fund") upon the terms and conditions set forth in the Subadvisory Agreement;

     WHEREAS, the Manager, Principal Capital and Assignor entered into an Assignment, Assumption and Consent dated September 1, 2000, pursuant to which Principal Capital assigned all duties and rights under the Subadvisory Agreement to Assignor;

     WHEREAS, Assignor was merged with and into Assignee, its parent company; and Assignor desires to assign to Assignee all duties and rights under the Subadvisory Agreement and Assignee is willing to assume all responsibilities under the Subadvisory Agreement;

     WHEREAS, Manager is willing to consent to the assignment of the Subadvisory Agreement from the Assignor to the Assignee;

     NOW, THEREFORE, in consideration of the premises and promises set forth above and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant and subject to the terms of the Subadvisory Agreement, Assignor and Assignee agree as follows:

1. Assignment and Assumption. Assignor hereby irrevocably and unconditionally sells, assigns, delegates, transfers and delivers to Assignee all of Assignors' right, title and interest in and to the Subadvisory Agreement. Assignee hereby accepts and assumes the responsibilities under the Subadvisory Agreement and agrees to become the subadviser to the Fund and any future Portfolio(s) of the Fund as the Manager and Assignee shall agree upon for the period and on the terms set forth in the Subadvisory Agreement. Assignee further agrees to render the subadvisory services to Manager for the benefit of the Portfolios herein set forth, for the best interests of the Portfolios, and will comply with (a) applicable laws and regulations including, but not limited to, the 1940 Act, (b) the terms of this Agreement, (c) the Fund's Articles of Incorporation, By-Laws and currently effective registration statement under the 1940 Act and the Securities Act of 1933, as amended, (d) the stated investment objective, policies and restrictions of each applicable Portfolio, and (e) such other guidelines as the Board of Directors of the Fund (the "Board") reasonably may establish in writing.

2. Consent. For and in consideration of the assumption of the Subadvisory Agreement by the Assignee, Manager does hereby consent to the Assignment, and agrees that from and after the Effective Date, Assignor is and shall be released and relieved of all of its obligations, duties and liabilities under the Subadvisory Agreement; provided, however, that Assignor shall not be released or relieved of liability for its obligations arising prior to the Effective Date.

3. Representations and warranties of Assignor. Assignor hereby represents and warrants that the assignment of the Subadvisory Agreement: (a) falls within the safe harbor provided by Rule 2a-6 under the Investment Company Act of 1940, as amended, so that approval of the assignment is not required by shareholders of the Fund; (b) will not result in a change in the Fund's portfolio managers or the performance of such portfolio managers; and (c) will not result in any material change in the level of subadvisory services provided or the fees charged to the Fund.

4. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Subadvisory Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6. Defined Terms. Any capitalized word not otherwise defined in this Agreement shall have the meaning given to such word in the Subadvisory Agreement.

7. Modification and Governing Law. This Agreement may not be modified except by a writing signed by authorized representatives of the parties to this Agreement. This Agreement shall be governed and construed and interpreted in accordance with the laws of the State of Missouri, without reference to its conflicts of laws provisions.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

"Manager"                                    "Assignee"
CAPITAL MORTGAGE MANAGEMENT, INC.           PRINCIPAL CAPITAL
MANAGEMENT, LLC

By______________________________________     By______________________________
     John W. Stewart, President              Name: ________________________
                                             Title:  ________________________


                                             "Assignor"
                                             PRINCIPAL CAPITAL INCOME
                                             INVESTORS, LLC

                                             By______________________________
                                             Name:  _______________________
                                             Title:  ________________________